Registration Statement No. 333-199784

Filed pursuant to Rule 424(b)(3)

Amendment dated June 3, 2016 to

Pricing Supplement No. 3, dated November 13, 2014, Pricing Supplement No. 4, dated November 13, 2014, and Pricing Supplement No. 5, dated November 13, 2014 to Prospectus Supplement and Prospectus each dated November 3, 2014 and Prospectus Addendum dated January 28, 2016 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

Linked to the Rogers International Commodity Index®

—Metals Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between May 4, 2016 and June 3, 2016:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$600,000	72.459%	$434,754	May 12, 2016

Linked to the Rogers International Commodity Index®

—Agriculture Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between May 4, 2016 and June 3, 2016:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,700,000	65.116%	$1,106,972	May 4, 2016
$1,200,000	64.495%	$773,940	May 10, 2016
$1,000,000	64.495%	$644,950	May 10, 2016
$500,000	64.404%	$322,020	May 12, 2016
$500,000	63.898%	$319,490	May 13, 2016

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between May 4, 2016 and June 3, 2016:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,600,000	48.599%	$1,263,574	May 10, 2016
$60,000,000	48.599%	$29,159,400	May 10, 2016
$1,000,000	48.503%	$485,030	May 11, 2016

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$69,100,000	49.942%	$34,510,130	$3475.17(1)

(1)                                 The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. As of the filing of these pricing supplements, there are unused registration fees of $28,572.19 that have been paid in respect of the securities covered by pricing supplements No. 3, 4 and 5 under the registration statement on Form F-3 (No. 333-199784) of which this pricing supplements are a part. After giving effect to the registration fee for these offerings, $25,097.19  remain available for future offerings for such pricing supplements described above.